AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 27, 1996
                                                      REGISTRATION NO. 333-15623



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                       ----------------------------------



                                 AMENDMENT NO. 1

                                      TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           --------------------------

                             LCI INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)

DELAWARE                                                  13-3498232
(State or other jurisdiction of                          (I.R.S. Employer
incorporation or organization)                           Identification Number)
                        8180 GREENSBORO DRIVE, SUITE 800
                             MCLEAN, VIRGINIA 22102
                                 (703) 442-0220
          (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

             -------------------------------------------------------

                                  LEE M. WEINER
                        VICE PRESIDENT & GENERAL COUNSEL
                             LCI INTERNATIONAL, INC.
                        8180 GREENSBORO DRIVE, SUITE 800
                             MCLEAN, VIRGINIA 22102
                                 (703) 442-0220
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                 with a copy to:

                                 WILLIAM N. DYE
                            WILLKIE FARR & GALLAGHER
                               ONE CITICORP CENTER
                              153 EAST 53RD STREET
                            NEW YORK, NEW YORK 10022
                                 (212) 821-8000

                            ------------------------

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement as determined by market conditions.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest einvestment plans, please check the following
 box:[   ]



         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:[ x ]


         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.[   ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration
statement for the same offering.[   ]

         If delivery of the prospectus is expected to be made pursuant to Rule
434, please check the following box.[   ]


         The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.





PROSPECTUS
----------


Subject To Completion,
Dated November 27, 1996



                                1,450,115 SHARES


                             LCI INTERNATIONAL, INC.


                                  COMMON STOCK



         All of the 1,450,115 shares of common stock, par value $.01 per share (the "Common Stock"), of LCI International, Inc. ("LCI" or the "Company") offered hereby are being offered by certain stockholders of the Company (the "Selling Stockholders"). The Company will not receive any of the proceeds from the sale of the shares offered hereby. See "Selling Stockholders" and "Plan of Distribution."

         The Common Stock is listed on the New York Stock Exchange ("NYSE") under the symbol "LCI." On November 25, 1996, the closing price of the Common Stock on the NYSE was $33 per share.

         SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.


                              --------------------



    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                 PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.









                             ________________, 1996

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at 450 Fifth Street, NW, Washington, D.C. 20549, and at the following regional offices of the Commission: 7 World Trade Center, Suite 1300, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, NW, Washington, D.C. 20549, at prescribed rates. The Commission also maintains a World Wide Web site (http://www.sec.gov) containing these reports, proxy statements and other information. The Common Stock is listed on the New York Stock Exchange, and these records and other information can also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

         The Company has filed with the Commission a Registration Statement on Form S-3 (together with all exhibits and amendments, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, certain portions of which are omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock, reference is made to the Registration Statement, including the exhibits and schedules. The Registration Statement may be inspected, without charge, at the Commission's principal office at 450 Fifth Street, NW, Washington, D.C. 20549, and also at the regional offices of the Commission listed above. Copies of such material may also be obtained from the Commission upon the payment of prescribed rates. The Registration Statement may also be accessed from the Commission's World Wide Web site listed above.

         Statements contained in the Prospectus as to any contracts, agreements or other documents filed as an exhibit to the Registration Statement are not necessarily complete, and in each instance reference is hereby made to the copy of such contract, agreement or other document filed as an exhibit to the Registration Statement for a full statement of the provisions thereof, and each such statement in the Prospectus is qualified in all respects by such reference.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents have been filed by the Company with the Commission pursuant to the Exchange Act and are hereby incorporated by reference into this Prospectus:


         (a) the Company's Annual Report on Form 10-K for the year ended December 31, 1995 (the "1995 Form 10-K");

         (b) the Company's Proxy Statement relating to the Annual Meeting of Stockholders held on May 7, 1996 (the "1996 Proxy Statement");

         (c) the Company's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1996, June 30, 1996 and September 30, 1996 (collectively, the "1996 Form 10-Qs");

         (d) the Company's Current Reports on Form 8-K dated August 22, 1995 (as amended by the Form 8-K/A filed on October 6, 1995), December 17, 1995 and June 3, 1996; and


         (e) the description of the Company's Common Stock contained in the Company's registration statement on Form 8-A filed under the Exchange Act and any amendments or reports filed for the purpose of updating such description.

         All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Securities offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing such documents (provided, however, that the information referred to in item 402(a)(8) of Regulation S-K of the Commission shall not be deemed specifically incorporated by reference herein).

         Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated by reference in this Prospectus (other than exhibits and schedules thereto, unless such exhibits or schedules are specifically incorporated by reference into the information that this Prospectus incorporates). Written or oral requests for copies of these documents should be directed to LCI International, Inc., c/o LCI International Management Services, Inc., 4650 Lakehurst Court, Dublin, Ohio 43016, Attention: James D. Heflinger (telephone: (614) 798- 6000).

                                     SUMMARY


         The following summary is qualified in its entirety by the more detailed discussions set forth in the Company's periodic reports filed under the Exchange Act incorporated herein by reference, including the discussions under the captions "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operation."


         LCI International, Inc. ("LCI" or the "Company") is a facilities-based long distance telecommunications carrier that provides domestic and international telecommunications service offerings in all market segments: commercial, residential and wholesale. The Company serves its customers primarily through owned and leased digital fiber optic facilities spanning the U.S. LCI's network also includes switches strategically located throughout the U.S., connecting LCI to metropolitan areas that account for 95% of U.S. call volume.

         The Company provides a broad array of long distance telecommunications services to its customers, which include residential, small, medium-sized and large businesses, national accounts, other carriers, government agencies and academic institutions. The Company's switched services include basic long distance, accessible via "1 plus" dialing or dialing a five digit access code, and a variety of long distance services for larger customers available through switched or dedicated lines. The Company seeks to attract and retain a wide range of commercial, wholesale and residential customers through introduction of new services, as well as continued provision of high quality service at competitive prices. Although the Company provides long distance services to a wide range of market segments, the Company does not seek to compete with every service offered by the Company's competitors.

         The Company focuses on differentiating LCI through simple, fair and inexpensive telecommunications services which provide residential customers with competitive and easy-to-understand rates that primarily vary based on whether a call is placed during or after business hours and not by the distance of a call. The Company does not attach any complex conditions to its residential services, such as minimum monthly usage or requiring customers to sign up other customers to earn full discounts. An additional element is added to this strategy for commercial customers, where LCI also focuses on offering a full complement of high quality, competitively priced services to small, medium-sized and large customers including calling card services, "800 services," audioconferencing and specialized high-volume data transmission services. The Company's strategic direction is supported by growth through expansion in sales offices and network operating facilities, sales agent and distributor relationships, service offerings to each market segment and selective acquisitions. This approach is dependent on maintaining efficient, low cost operations in order to preserve pricing flexibility and operating margins.


         The Company is also involved in state regulatory proceedings in various states to secure approval to resell local service, which would enable the Company to provide combined local and long distance services to existing and prospective customers. The local service industry is estimated to be a $90 billion market. The Company believes that it has significant opportunities in this industry. As of October 31, 1996, the Company had received approval to resell local services in Alabama, California, Connecticut, Florida, Georgia, Illinois, Maryland, Michigan, Minnesota, Nevada, New York, South Carolina, Tennessee, Texas and Wisconsin, and had applications for local service authority pending in 15 other states.

         The Company provides service to its customers through digital fiber optic facilities which are owned and leased. Collectively, these facilities constitute the Company's "network." The Company has agreements with certain interexchange carriers, local exchange carriers and third party vendors to lease facilities for originating, terminating and transport services. Certain of these agreements require the Company to maintain minimum monthly and/or annual billings based on usage. The third party carriers include AT&T Corp. ("AT&T"), WorldCom Network Services, Inc. d/b/a WilTel ("WorldCom"), Sprint Corporation ("Sprint") and MCI Telecommunications Corp. ("MCI"). In addition, the Company uses services provided by each Regional Bell Operating Company ("RBOC"), GTE Telephone Operating Companies and other smaller local exchange carriers. The Company currently has one significant contract with a particular third party carrier. Subject to the ability of such carrier to meet LCI's operational requirements, the Company is obligated to use this carrier for a significant percentage of the services that the Company provides through its leased facilities. The amounts payable under that contract, however, represent less than 10% of the Company's revenue on an annual basis. The Company has engineered its network to minimize the impact on its customers of a service failure and has established contingency plans to reroute traffic as quickly as possible if a service failure by a third party carrier should occur. Although most service failures that the Company has experienced have been corrected in a relatively short time period, a catastrophic service failure could interrupt the provision of service by both the Company and its competitors for a lengthy time period. The restoration period for a catastrophic service failure cannot be reasonably determined. The Company has not, however, experienced a catastrophic service failure in its history.


         LCI, a Delaware corporation, was incorporated in 1988 and is a holding company. The Company's operations are conducted through its wholly owned subsidiaries. The Company's principal executive offices are located at 8180 Greensboro Drive, Suite 800, McLean, Virginia 22102 (telephone number (703) 442-0220). The Company maintains a home page on the World Wide Web located at http://www.lci.com. Information contained in the Company's World Wide Web site shall not be deemed part of this Prospectus. As used in this Prospectus, references to "LCI" and the "Company" refer to LCI and its wholly owned subsidiaries, unless otherwise indicated or the context otherwise requires.

                                  RISK FACTORS

         Prospective investors in the shares of Common Stock offered hereby should carefully consider the following risk factors, in addition to the other information appearing and incorporated by reference in this Prospectus. This Prospectus and the documents incorporated herein by reference contain forward-looking statements which involve risks and uncertainties. The Company's actual results in the future could differ significantly from the results discussed in such forward-looking statements. Factors that cause or contribute to such a difference include, but are not limited to, those discussed in "Risk Factors" as well as elsewhere in this Prospectus and in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" in the Company's periodic reports filed under the Exchange Act incorporated herein by reference.


         COMPETITION. The long distance telecommunications market is highly competitive and the Company expects that this competition will increase. The Company competes with the five largest interexchange carriers, AT&T, MCI, Sprint, WorldCom and Frontier Corporation, as well as other interexchange carriers, resellers, and local exchange carriers (including the RBOCs) in providing various types of long distance telecommunications services. The Company believes that the principal factors affecting its market share are pricing, customer service and diversity of services and features. Several of the Company's competitors are substantially larger and have substantially greater financial, technical and marketing resources than the Company. The Company's ability to compete effectively will depend on its continued ability to maintain high quality, market-driven services at prices generally equal to or lower than those charged by its competitors. Additionally, the Company will compete with the same types of carriers as it enters the local service market. See "Business -- Competition" in the 1995 Form 10-K and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Introduction - Industry Environment -- Competition" in the 1996 Form 10-Qs.

         The Company is involved in state regulatory proceedings in various states to secure approval to resell local services which would enable the Company to provide combined local and long distance services to existing and prospective customers. There can be no assurance that the Company will be able to compete effectively or profitably in this market. Subject to the terms, conditions, operational requirements, and costs governing the Company's provision of local services to existing and prospective customers, LCI currently expects to combine the offering of local and long distance services in the 15 states where it has already received approval to resell local service and the additional 15 states where it has applications pending for local service authority (Arizona, Colorado, Delaware, District of Columbia, Indiana, Iowa, Louisiana, Mississippi, New Jersey, New Mexico, North Carolina, Ohio, Pennsylvania, Virginia, and Washington). To date, there are no states where the Company has applied and failed to receive authority to resell local service. See "Business -- Regulation" in the 1995 Form 10-K and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Introduction - Industry Environment -- Regulatory Matters" in the 1996 Form 10-Qs.


         REGULATION. The Company is subject to regulation by the Federal Communications Commission (the "FCC") and by various state public service and public utility commissions. The Telecommunications Act of 1996 (the "1996 Act"), enacted in February 1996, is expected to have a material impact on the Company's operations and those of its competitors. The 1996 Act provided that the RBOCs would be allowed to provide long distance telephone service in exchange for opening their local networks to competition, but set different standards relating to the provision of long distance telephone service by RBOCs within their local service territories than for outside of their local service territories. Pursuant to the 1996 Act, the RBOCs are currently allowed to offer long distance services outside of their local service territories.


         In August 1996, the FCC adopted a comprehensive order (the "Interconnection Order") to implement policies, rules and procedures regarding local service competition under the 1996 Act. The Interconnection Order was appealed by several states, companies and other entities. Additionally, in September 1996, the United States Court of Appeals for the Eighth Circuit issued a temporary stay, pending appeal, of the pricing provisions and the "pick and choose" rules of the Interconnection Order. The FCC and several other entities submitted applications to the U.S. Supreme Court (the "Court") to vacate the stay and implement those provisions of the Interconnection Order. On October 31, 1996, Justice Clarence Thomas denied those applications to vacate the stay. Those applications were resubmitted to the Court, and on October 12, 1996 were denied by the full Court. LCI is not a party to the pending appeal of the Interconnection Order. However, the Competitive Telecommunications Association (CompTel), of which LCI is a member, is a party. Because of the uncertainty regarding the Interconnection Order, the Company is unable to predict what effect it might have on local or long distance telecommunications services competition. Other rulemaking proceedings relating to the 1996 Act are planned or currently underway by the FCC and could also materially impact the nature and scope of competition in the telecommunications industry.

         Based on the foregoing, the Company's long distance revenues and operations might be impacted depending on the nature, terms, conditions, and timing under which the RBOCs are allowed to offer long distance services within their local service territories and each respective RBOC's marketing strategy and/or the terms, conditions, operational requirements, and costs governing LCI's provision of local services. Because the regulations, costs, and operational requirements of LCI's provision of local services have not yet been determined, the Company is unable to determine the impact, if any, and/or whether it will be material. See "Business -- Regulation" in the 1995 Form 10-K and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Introduction - Industry Environment -- Regulatory Matters" in the 1996 Form 10-Qs.


         In connection with the Company's provision of intrastate long distance services, the Company's subsidiary, LCI International Telecom Corp. ("LCIT"), must maintain certificates of public convenience and necessity from state regulatory authorities and is generally required to file tariffs with such authorities. There can be no assurance that the Company will not experience difficulties in maintaining necessary state authorizations, that regulators or third parties will not raise material issues with regard to LCIT's compliance or non-compliance with applicable regulations or that such difficulties or issues will not adversely affect the Company's business.

         Although the trend in federal and state regulation appears to favor increased competition, no assurance can be given that changes in current or future regulations adopted by the FCC or state regulatory bodies or legislative initiatives will not have a material adverse effect on the Company.


         RISKS RELATING TO THIRD-PARTY SALES AGENTS. The Company expects its future growth to come from internally generated sources, as well as acquisitions. Internally generated growth will depend in part upon the Company's ability to expand existing sales channels and hire additional personnel. The Company's internal customer growth is supported by a variety of sales channels, including its internal sales force, advertising, telemarketing and independent sales agents and distributors who are parties to contracts with the Company. Compensation for sales of such sales agents is typically paid in the form of ongoing commissions based upon collected revenue attributable to customers generated by them. A nationwide network of third party sales agents managed by one vendor continues to be the most successful of the Company's sales agents and accounted for a significant portion of the Company's residential/small business revenue and sales growth. This network of third-party sales agents has agreed to offer the Company's long distance services on an exclusive basis through 2011. There can be no assurance that the Company will be able to renew any of its other existing agreements with sales agents or distributors upon their expiration or termination or negotiate additional agreements on favorable terms. Additionally, there can be no assurance that the Company would be able to successfully establish other methods of marketing should it become necessary in the future.

         RISKS RELATING TO ACQUISITION STRATEGY. The Company expects part of its future growth to come from acquisitions. Such growth will therefore depend on the Company's ability to identify suitable acquisition candidates and to finance such acquisitions. The Company will also be subject to competition for suitable acquisition candidates. The Company actively explores potential acquisitions and may enter into discussions from time to time with potential acquisition candidates. There can be no assurance, however, that any such acquisitions will occur or that any such acquisitions, if made, would be made in a timely manner. Any acquisitions, if made, could divert the Company's resources and management and would require successful integration with the Company's existing network and services. The failure to successfully implement the Company's acquisition strategy could have a material adverse effect on its financial condition and results of operations.

         RISKS RELATING TO EXPANSION OF THE COMPANY'S NETWORK. The Company provides service to its customers through owned and leased transmission and distribution facilities. As the volume of the Company's traffic increases, the Company will need to expand the capacity of its network. The expansion of the network will require construction of additional network facilities or negotiations with other telecommunications vendors to lease network capacity. There can be no assurance that the Company will be able to build and/or negotiate needed capacity additions to the network or that, if negotiated, such capacity additions will be on terms favorable to the Company. A failure either to construct needed additional network facilities or to negotiate needed capacity additions to the network could have a material adverse effect on the Company's financial condition and results of operations.


         SIGNIFICANT TECHNOLOGICAL CHANGE. The telecommunications industry is subject to significant changes in technology. While the Company believes that for the foreseeable future these changes will neither materially affect the continued use of fiber optic telecommunications networks nor materially hinder the Company's ability to acquire necessary technologies, the effect of technological changes on the business of the Company cannot be predicted. Thus, there can be no assurance that technological developments will not have a material adverse effect on the Company.


         DEPENDENCE ON KEY PERSONNEL. The Company is dependent on the active participation of certain key management and operating personnel, the loss of whose services could have a material adverse effect of the Company's business. The Company believes that its future success will depend in large part on its continued ability to attract and retain highly qualified personnel. The Company has entered into employment agreements with H. Brian Thompson, its Chief Executive Officer, Thomas J. Wynne, its President and Chief Operating Officer, Joseph A. Lawrence, its Chief Financial Officer and Senior Vice President - Finance and Development, Marshall W. Hanno, its Senior Vice President - Sales, Lawrence J. Bouman, its Senior Vice President - Engineering, Operations and Technology, and Roy Gamse, its Senior Vice President - Marketing. The Company maintains $3.0 million and $1.5 million, respectively, of key man life insurance on the lives of Messrs. Thompson and

Lawrence, naming the Company as beneficiary. See "Employment Contracts and Termination of Employment and Change-in-Control Arrangements" in the 1996 Proxy Statement.

        HOLDING COMPANY STRUCTURE. LCI is a holding company, which conducts substantially all of its operations through its subsidiaries. LCI's principal assets are the capital stock of its subsidiaries, and it has no independent means of generating revenues. As a holding company, the Company depends on dividends and other permitted payments from its subsidiaries to meet its cash needs. The Company formed a wholly owned subsidiary, LCI SPC I ("SPC"), in connection with its accounts receivable securitization program (the "Securitization Program"). Except in certain limited circumstances, SPC is prohibited under the documents governing the Securitization Program from making dividends, loans or advances to LCI. See "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" in the 1995 Form 10-K and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" in the 1996 Form 10-Qs.

        DIVIDEND POLICY; RESTRICTION ON PAYMENT OF DIVIDENDS. The Company has never paid a cash dividend on the Common Stock and does not anticipate paying any cash dividends on the Common Stock in the foreseeable future. Further, the ability of the Company to pay cash dividends is subject to contractual limitations contained in the Company's revolving credit facility and the lease agreement relating to its new corporate headquarters.

        ANTI-TAKEOVER PROVISIONS. Certain provisions of the Company's Amended and Restated Certificate of Incorporation may be deemed to have anti-takeover effects and may delay, defer or prevent a takeover attempt that a stockholder might consider to be in its best interest. The Company's Board of Directors has been divided into three classes, each of which serves for staggered three-year periods. The Company's Board of Directors may authorize the issuance of up to 10,400,000 shares of preferred stock and determine the rights, preferences, privileges, qualifications, limitations and restrictions of such shares of preferred stock, without any further vote or action by the Company's stockholders. The Company is also subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. In addition, certain agreements to which the Company is a party, including its revolving credit facility, the documents governing the Securitization Program, the lease agreement relating to its new corporate headquarters, its stock option plans and employment contracts contain acceleration provisions in the event of a change of control of the Company pursuant to which amounts due thereunder may become immediately due and payable, such agreements may be terminated or stock options issued thereunder fully vest and become immediately exercisable.




                                 USE OF PROCEEDS

         The shares of Common Stock offered hereby will be sold on behalf of the Selling Stockholders named herein. The Company will not receive any of the proceeds from the offering.

                              SELLING STOCKHOLDERS


         The following table sets forth certain information with respect to beneficial ownership of the Common Stock at November 15, 1996, and as adjusted to reflect the sale by the Selling Stockholders of the Common Stock offered hereby. All of the shares of Common Stock offered hereby were acquired by the Selling Stockholders in connection with the acquisition by the Company of Corporate Telemanagement Group, Inc. in September 1995. Except as may otherwise be indicated, (i) none of the Selling Stockholders has, or within the past three years had, any position, office or material relationship with the Company or its affiliates, and (ii) each Selling Stockholder named has sole voting and investment power with respect to such Selling Stockholder's shares. Shares of Common Stock beneficially owned after the offering assumes all shares offered hereby are sold in the offering.


                                      Shares of Common Stock                       Beneficially Owned
                                       Prior to the Offering       Maximum       Shares of Common Stock
                                        Beneficially Owned       Shares to be      After the Offering
                                       --------------------       Sold in the      ------------------
Selling Stockholder                    Number        Percent       Offering         Number     Percent
-------------------                    ------        -------       --------         ------     -------
   Leighton M. Cubbage (1),
     (7), (9) ......................    590,015        *           374,436         215,579        *
   Charles S. Houser (2), (7), (9)..    459,266        *           146,210         313,056        *
   David K. Hudson (7), (9) ........    120,437        *            98,726          21,711        *
   Janie P. Houser (2) .............    117,903        *            77,390          40,513        *
   H. Richard Eskedor, Jr. .........    229,667        *            68,906         160,761        *
   Creditanstalt Corporate
     Finance, Inc. .................    176,455        *            60,000         116,455        *
   Jonathan Edward Terrell (6),
     (9) ...........................     67,447        *            50,593          16,854        *
   Marjorie S. Robinson ............    137,410        *            50,434          86,976        *
   Richard E. Hassold (3), (7) .....     86,857        *            46,141          40,716        *
   Thomas L. McAbee (6), (8) .......     71,009        *            41,377          29,632        *
   Chester F. Zoeller, Jr. .........    123,667        *            40,000          83,667        *
   Jo Ann C. Langston (4), (6) .....     64,015        *            30,655          33,360        *
   J. T. Carneal ...................     34,304        *            34,304               0        *
   James G. Ness (5) ...............     79,586        *            30,000          49,586        *
   June H. McAbee ..................     51,593        *            30,000          21,593        *
   Elizabeth M. Cobb ...............     34,304        *            26,000           8,304        *
   Barney R. Shorter (7) ...........     54,953        *            22,953          32,000        *
   Frank W. Robinson ...............     88,018        *            22,832          65,186        *
   Thomas L. McAbee, Jr. (6) .......     34,517        *            22,000          12,517        *
   The Robinson-Humphrey
     Company, Inc. .................     20,543        *            20,543               0        *
   Michele G. Hassold ..............     29,364        *            18,080          11,284        *
   Campus Crusade for Christ .......     17,334        *            17,334               0        *
   Richard Casebere (6) ............     61,227        *            14,361          46,866        *
   Benjamin G. Team ................     21,680        *            11,680          10,000        *
   Catherine McDowell (6),
     (9) ...........................     40,584        *            11,741          28,843        *

   Rebecca L. Stringer (6) .........     44,193        *            11,265          32,928        *
   Fourth Presbyterian Church ......     10,741        *            10,741               0        *
   Judith C. Slaughter (6) .........     28,311        *             7,094          21,217        *
   Linda R. Lewis (6) ..............     29,217        *             6,606          22,611        *
   31 other Selling
   Stockholders, each of
   whom is selling less than
   5,000 shares in the offering.....     36,019        *            19,837          16,182        *

   Total                              2,881,442       3.7%       1,450,115       1,516,421       2.0%
   -----                              ---------       ---        ---------       ---------       ---

---------------
* Less than 1%.


(1) Includes 274,436 shares beneficially owned before the offering as Trustee of the Cubbage Charitable Trust I, all of which are to be sold in the offering.

(2) Includes 87,218 shares beneficially owned before the offering as Trustee of the Charles and Janie Houser Charitable Remainder Unitrust, of which 57,218 shares are to be sold in the offering.

(3) Includes 19,622 shares beneficially owned before the offering as Trustee of the Hassold Charitable Trust, of which 4,906 shares are to be sold in the offering.

(4) Includes 13,721 shares beneficially owned before the offering as Trustee of the Langston Charitable Trust, of which 6,861 shares are to be sold in the offering.

(5) Includes 30,000 shares beneficially owned before the offering as Trustee of the Ness Charitable Trust, all of which are to be sold in the offering.

(6) Currently employed by the Company and/or a subsidiary.

(7) Employed within the past three years by the Company and/or a subsidiary.

(8) Currently an officer of the Company and/or a subsidiary.

(9) Formerly an officer of the Company and/or a subsidiary (within the past three years).

                              PLAN OF DISTRIBUTION

         The shares of Common Stock offered hereby may be sold from time to time by the Selling Stockholders. Such sales may be made in one or more transactions on the New York Stock Exchange or otherwise, at the prevailing market price, at prices related to the prevailing market price, or at negotiated prices. The shares may be sold through one or more of the following methods: (a) a "block" trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by an underwriter, broker or dealer as principal and resale by such underwriter, broker or dealer for its account pursuant to this Prospectus; and (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, underwriters, brokers or dealers engaged by the Selling Stockholders may arrange for other underwriters, brokers or dealers to participate. Underwriters, brokers or dealers may receive commissions, concessions or discounts from Selling Stockholders (and, if they act as agent for the purchaser, from such purchaser), which may, in certain situations, be negotiated immediately prior to any sale. Such underwriters, brokers or dealers, and any other participating brokers or dealers, and certain of the Selling Stockholders may be deemed to be "underwriters" under the Securities Act in connection with such sales, and any profits realized by such Selling Stockholders and the compensation of such underwriters, brokers or dealers may be deemed to be underwriting discounts and commissions under the Securities Act. If required, a supplemental prospectus which describes the method of sale in greater detail will be filed with the Commission.

         The shares of Common Stock offered hereby are being registered in connection with the demand for registration delivered pursuant to the Registration Rights Undertaking, dated as of September 18, 1995, as amended, by the Company for the Benefit of Certain Former Shareholders and Warrantholders of Corporate Telemanagement Group, Inc. (the "Undertaking"). The Undertaking provides that the Company will pay the Selling Stockholders' expenses associated with the offering of the shares of Common Stock hereby other than any underwriting discounts and commissions. Pursuant to the Undertaking, the Company and the Selling Stockholders have agreed to indemnify each other against certain liabilities, including liabilities arising under the Securities Act.

         Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Common Stock may not simultaneously engage in market making activities with respect to the Common Stock for a period of two business days prior to the commencement of such distribution. In addition, each Selling Stockholder and any other person participating in a distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Rules 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of Common Stock by the Selling Stockholders or any such other persons.

         The Company has agreed to use its best efforts to keep the Registration Statement of which this Prospectus is a part continuously effective for a period ending on the earlier of (i) the date which is 120 days after the effective date of the Registration Statement (subject to extension in certain limited circumstances as provided in the Undertaking) and (ii) the date on which all of the shares of Common Stock offered hereby have been sold and the distribution thereof has been completed.

                                  LEGAL MATTERS

         Certain legal matters in connection with the offering will be passed upon for the Company by Willkie Farr & Gallagher, New York, New York.


                                     EXPERTS


         The audited financial statements and schedules of LCI International, Inc., included or incorporated by reference in the Company's Annual Report on Form 10-K, and incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

         The financial statements of Corporate Telemanagement Group, Inc. and subsidiaries as of December 31, 1994 and 1993, and for the years then ended, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP covering the 1993 financial statements refers to a restatement of certain amounts in the 1993 financial statements.

         The financial statements of Teledial America, Inc. (dba US Signal Corporation) incorporated by reference in this Prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

         NO DEALER, SALESPERSON, OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO ITS DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.


                                 ---------------




                                TABLE OF CONTENTS


                                             Page
                                             ----
Available Information........................   2
Incorporation of Certain Documents by
  Reference .................................   2
Summary......................................   4
Risk Factors.................................   6
Use of Proceeds..............................   9
Selling Stockholders.........................  10
Plan of Distribution.........................  12
Legal Matters ...............................  13
Experts .....................................  13



                                1,450,115 SHARES




                             LCI INTERNATIONAL, INC.




                                  COMMON STOCK


                         ------------------------------

                                   PROSPECTUS
                                     , 1996
                         -------------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the fees and expenses payable by the Registrant in connection with this offering, other than underwriting discounts and commissions. All the amounts shown are estimates, except the SEC registration fee:

SEC registration fee                                            $14,117
Printing and engraving expenses                                  50,000
Legal fees and expenses                                          75,000
Accounting fees and expenses                                     25,000
Transfer Agent and Registrar fees                                 5,000
Miscellaneous fees and expenses                                  30,883
                                                               --------
    Total                                                      $200,000
                                                               ========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the Delaware General Corporation Law provides that:

                   (a) a corporation may indemnify any person who was or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may be against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful;

                   (b) a corporation may indemnify officers and directors in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted unless the Court of Chancery (or the Court in which such suit or action was brought) finds, upon application, in view of all of the circumstances, that such person is fairly and reasonably entitled to indemnity for such expenses which the court may deem proper;

                   (c) where an officer or director is successful on the merits or otherwise in defense of any action referred to above, the corporation must indemnify him against the expenses (including attorneys' fees) that he actually and reasonably incurred in connection therewith;

                   (d) any indemnification set forth above shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the officer, director, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth above, and such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders;

                  (e) the indemnification of any officer or director of a corporation continues after such person has ceased to be an officer or director and inures to the benefit of such person's heirs, executors and administrators;

                  (f) the indemnification provided is not deemed to be exclusive of any other rights to which an officer or director may be entitled under a corporation's bylaws, by agreement, vote or otherwise;

                  (g) expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as described above. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate; and

                  (h) a corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.


         Article X of the Company's Amended and Restated Certificate of Incorporation reads as follows:

                  1. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

                  2. (a) Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding") (including an action by or in the right of the Corporation), by reason of the fact that he is or was serving as a director or officer of the Corporation (or is or was serving at the request of the Corporation in a similar capacity with another entity, including employee benefit plans), shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law. This indemnification will cover all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and settlement amounts) reasonably incurred by the director or officer in connection with a proceeding. All such indemnification shall continue as to a director or officer who has ceased to be a director or officer and shall continue to the benefit of such director's or officer's heirs, executors and administrators. Except as provided in paragraph (b) hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such director or officer only if such proceeding was authorized by the Board of Directors of the Corporation. The right to indemnification conferred by this Section shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"). If the Delaware General Corporation Law requires, an advancement of expenses incurred by a director in his capacity as a director or an officer in his capacity as an officer shall be made only upon delivery to the Corporation of an undertaking by such director or officer to repay all amounts so advanced if it is ultimately determined by final judicial decision that such director or officer is not entitled to be indemnified for such expenses under this Section or otherwise (hereinafter an "undertaking").

                            (b) If a claim under paragraph (a) of this Section is not paid in full by the Corporation within ninety days after receipt of a written claim, the director or officer may bring suit against the Corporation to recover the unpaid amount. (In the case of a claim for advancement of expenses, the applicable period will be twenty days.) If successful in any such suit, the director or officer will also be entitled to be paid the expense of prosecuting such suit. In an suit brought by the director or officer to enforce a right to indemnification hereunder (but not in a suit brought by the director or officer to enforce a right to an advancement of expenses) it shall be a defense that the director or officer has not met the applicable standard of conduct under the Delaware General Corporation Law. In any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, it shall be entitled to recover such expenses upon a final adjudication that the director or officer has not met the applicable standard of conduct set forth in the Delaware General Corporation Law. Neither the failure of the Board of Directors of the Corporation to determine prior to the commencement of such suit that the director or officer has met the applicable standard of conduct for indemnification set forth in the Delaware General Corporation Law, nor an actual determination by the Board of Directors of the Corporation that the director or officer has not met such applicable standard of conduct, shall create a presumption that the director or officer has not met such applicable standard of conduct or, in the case of such a suit brought by the director or officer, be a defense to such suit. In any suit brought by the director or officer to enforce a right hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the director or officer is not entitled to be indemnified or to such advancement of expenses under this Section or otherwise shall be on the Corporation.

                            (c) The rights to indemnification and to the advancement of expenses conferred in this Section will not be exclusive of any other right which any person may have or hereafter acquires under any statute, this Amended and Restated Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

                            (d) The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or other entity against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person under the Delaware General Corporation Law.

                            (e) The Corporation may, if authorized by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the same extent as for directors and officers of the Corporation.


         The Company maintains a directors' and officers' liability insurance policy. John L. Vogelstein and Douglas M. Karp, nominees of Warburg, Pincus Capital Company, L.P. ("Warburg") to the Company's Board of Directors, are entitled to indemnification by Warburg for liabilities incurred as a result of their service as directors of the Company.




ITEM 16.  EXHIBITS.


EXHIBIT NO.           DESCRIPTION
-----------           -----------

4(a)** Amended and Restated Certificate of Incorporation of LCI International, Inc.

4(b)***  Amended and Restated By-laws of LCI International, Inc.

5 Opinion of Willkie Farr & Gallagher regarding the validity of the securities being registered.

10 Registration Rights Undertaking, dated as of September 18, 1995, by LCI International, Inc. for the Benefit of Certain Former Shareholders and Warrantholders of Corporate Telemanagement Group, Inc., as amended on October 7, 1996.

15 Letter of Arthur Andersen LLP regarding unaudited interim financial information.

23(a)    Consent of Arthur Andersen LLP.

23(b)    Consent of Willkie Farr & Gallagher (included as part of Exhibit 5).

23(c)    Consent of KPMG Peat Marwick LLP.

23(d)    Consent of BDO Seidman, LLP.

24*      Power of Attorney.

--------------------

*    Previously filed .


** Incorporated by reference from the Registrant's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1996.

*** Incorporated by reference from the Registrant's Registration Statement on Form S-1 (No. 33-60558).




ITEM 17.  UNDERTAKINGS

(a)        The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of McLean, Commonwealth of Virginia, on November 27, 1996.

                                        LCI INTERNATIONAL, INC.


                                        By:  /s/ H. Brian Thompson
                                             ---------------------
                                              Name:  H. Brian Thompson
                                              Title: Chairman of the Board and
                                                     Chief Executive Officer




     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              SIGNATURE                                        TITLE                                   DATE
              ---------                                        -----                                   ----
 /s/ H. Brian Thompson                  Chairman of the Board and Chief Executive Officer     November  27, 1996
------------------------------------
        H. Brian Thompson               (Principal executive officer)

                  *                     Senior Vice President-Finance and Development and     November  27, 1996
------------------------------------
        Joseph A. Lawrence              Chief Financial Officer (Principal financial and
                                        accounting officer)

                                        Director                                              __________, 1996
------------------------------------
        William F. Connell

                  *                     Director                                              November  27, 1996
------------------------------------
        Stephen W. Fillo

                  *                     Director                                              November  27, 1996
------------------------------------
        Douglas M. Karp

                                        Director                                              __________, 1996
------------------------------------
        George M. Perrin

                  *                     Director                                              November  27, 1996
------------------------------------
        John L. Vogelstein

                  *                     Director                                              November  27, 1996
------------------------------------
        Thomas J. Wynne


* By:    /s/ H. Brian Thompson
         H. Brian Thompson
         Attorney-in-Fact

                                  EXHIBIT INDEX


EXHIBIT NO.   DESCRIPTION

4(a)** Amended and Restated Certificate of Incorporation of LCI International, Inc.

4(b)***       Amended and Restated By-laws of LCI International, Inc.

5 Opinion of Willkie Farr & Gallagher regarding the validity of the securities being registered.

10 Registration Rights Undertaking, dated as of September 18, 1995, by LCI International, Inc. for the Benefit of Certain Former Shareholders and Warrantholders of Corporate Telemanagement Group, Inc., as amended on October 7, 1996.

15 Letter of Arthur Andersen LLP regarding unaudited interim financial information.


23(a)         Consent of Arthur Andersen LLP.

23(b)         Consent of Willkie Farr & Gallagher (included as part of Exhibit
              5).

23(c)         Consent of KPMG Peat Marwick, LLP.

23(d)         Consent of BDO Seidman, LLP.

24*           Power of Attorney.

 --------------------

*             Previously filed .

** Incorporated by reference from the Registrant's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1996.

*** Incorporated by reference from the Registrant's Registration Statement on Form S-1 (No. 33-60558).